SHAREHOLDERS' MEETING

ANNUAL SHAREHOLDERS' MEETING

An annual shareholders' meeting was held on October 22, 1998 for Kemper Strategic Income Fund. Shareholders were asked to vote on two separate issues: election of members to the Board of Trustees and ratification of Ernst & Young LLP as independent auditors. The following are the results for each issue:

1) Election of Trustees

                             For         Withheld
   James E. Atkins           3,287,861   123,037
   Arthur R. Gottschalk      3,290,094   120,804
   Frederick T. Kelsey       3,327,639    83,259
   Thomas W. Littauer        3,325,541    85,357
   Daniel Pierce             3,326,241    84,657
   Fred B. Renwick           3,288,461   122,437
   John B. Tingleff          3,327,474    83,424
   John G. Weithers          3,328,374    82,524

2) Ratification of the selection of Ernst & Young LLP as independent auditors for the fund. This item was approved.


   For         Against   Abstain
   3,324,097   46,447    40,352



                                                                               7